UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 21, 2014

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5600 Blazer Parkway, Suite 200, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2014, Navidea Biopharmaceuticals, Inc. (the “Company”) entered into an employment agreement with Cornelia B. Reininger, M.D., Ph.D., the Company’s Senior Vice President and Chief Medical Officer. On April 23, 2014, the Company entered into an employment agreement with Mark J. Pykett, V.M.D., Ph.D., the Company’s Chief Executive Officer. Drs. Pykett and Reininger are "named executive officers" as that term is defined in Item 402(m)(2) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The employment agreement between the Company and Dr. Reininger has a stated term commencing April 1, 2014, and terminating December 31, 2015. The employment agreement between the Company and Dr. Pykett has a stated term commencing April 15, 2014, and terminating December 31, 2015.

Dr. Pykett will receive an annual base salary of $399,000 per year, payable in semi-monthly or monthly installments as requested by Dr. Pykett. Dr. Reininger will receive an annual base salary of $300,000 per year, payable in semi-monthly or monthly installments as requested by Dr. Reininger. Each employee may also receive an annual bonus at the discretion of the Company’s Compensation, Nominating and Governance Committee (the “Committee”), in accordance with any bonus plan adopted by the Committee. The employment agreements also provide for each employee’s participation in the Company’s employee benefit programs, stock based incentive compensation plans and other benefits.

In the event of the termination of an employee for “cause” (as that term is defined in the respective employment agreements filed herewith as Exhibit 10.1 and Exhibit 10.2), all salary, benefits and other payments shall cease at the time of termination, and the Company will have no further obligations to the employee. If an employee resigns for any reason other than a “Change of Control” (as that term is defined in the respective employment agreements filed herewith as Exhibit 10.1 and Exhibit 10.2) as described below, all salary, benefits and other payments shall cease at the time such resignation becomes effective. If an employee dies, or his or her employment is terminated because of disability, all salary, benefits and other payments shall cease at the time of death or disability, provided, however, that the Company shall continue to provide either Dr. Pykett or Dr. Reininger, as applicable, with such health, dental and similar insurance or benefits as were provided to him or her immediately before termination, for the longer of 12 months after such termination or the full unexpired term of the applicable employment agreement.

In the event of the termination of an employee by the Company at the end of the term of the applicable employment agreement, or during the term of such employment agreement without “cause,” the Company shall, at the time of such termination, pay to Dr. Pykett $750,000, or to Dr. Reininger $300,000, together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination. Additionally, in the event of a termination without “cause,” the Company shall continue to provide: (i) Dr. Pykett with the benefits provided to him pursuant to the Company’s employee benefit plans for the longer of 18 months or the full unexpired term of his employment agreement; and (ii) Dr. Reininger with the benefits provided to her pursuant to the Company’s employee benefit plans for the longer of 12 months or the full unexpired term of her employment agreement.

The Company also must pay severance, under certain circumstances, in the event of a Change of Control. The employment agreements provide that if there is a Change in Control and an employee is concurrently or subsequently terminated: (a) by the Company without cause; (b) by the expiration of the term of his employment agreement; or (c) by the resignation of the employee because he has reasonably determined, in good faith, that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred, that his services are no longer required in light of the Company’s business plan, or the Company has breached his employment agreement, the Company shall pay to Dr. Pykett $1,200,000, or to Dr. Reininger $450,000, together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of termination, and shall continue to provide either Dr. Pykett or Dr. Reininger, as applicable, with the benefits provided to them pursuant to the Company’s employee benefit plans for the longer of 12 months after such termination or the full unexpired term of his or her employment agreement, as applicable.

Each employment agreement also contains non-competition and non-solicitation covenants. These covenants, as described in the applicable employment agreement, filed herewith as Exhibit 10.1 or Exhibit 10.2, are effective during the term of employment and for a period of 12 months following termination of employment.

The foregoing description of the employment agreements between the Company, and each of Drs. Reininger and Pykett, is qualified in its entirety by reference to the full text of the applicable employment agreement, copies of which are attached hereto as Exhibit 10.1and Exhibit 10.2, respectively, and each of which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Exhibit Description

10.1 *	Employment Agreement, dated April 21, 2014, by and between Navidea Biopharmaceuticals, Inc. and Cornelia B. Reininger, M.D., Ph.D.

10.2 *	Employment Agreement, dated April 23, 2014, by and between Navidea Biopharmaceuticals, Inc. and Mark J. Pykett, V.M.D., Ph.D.

*Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: April 24, 2014	By:	/s/ Brent L. Larson
Brent L. Larson, Executive Vice President and Chief Financial Officer